UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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MATTHEWS INTERNATIONAL FUNDS

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Matthews Emerging Markets ex China Active ETF Please VOTE Today—New Investment Management Agreement Proposal

Matthews Emerging Markets ex China Active ETF Please VOTE Today—New Investment Management Agreement Proposal The Board of Trustees unanimously recommends that the shareholders of record on July 24, 2026 vote “FOR” the Fund’s NEW INVESTMENT MANAGEMENT AGREEMENT Proposal. Your vote is important to help ensure a quorum and sufficient votes at the Special Meeting so the Proposal can be acted upon. Please see the enclosed proxy statement for additional information, including the Q&A section. If you have any questions regarding the Proposal, please call 800-713-9960 between 9:00am and 10 pm ET or 6:00am to 7:00pm PT, Monday through Friday. Your prompt response is appreciated and will help avoid the need for additional proxy solicitations. PLEASE NOTE: This is a second Special Meeting of Shareholders for the Matthews Emerging Markets ex China Active ETF. If you were a shareholder of record on February 26, 2026, you may have already received proxy materials. While all other Matthews Asia Funds approved the Proposal, the Matthews Emerging Markets ex China Active ETF did not receive enough proxy votes to reach a quorum. If you previously submitted a valid proxy and have not changed brokerage accounts or revoked your proxy, no further action is required. If you wish to change your vote, please submit a new proxy.